Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: Bill Austin

Thursday, May 8, 2008

(713) 651-4300

KEY ENERGY ANNOUNCES MARCH QUARTERLY RESULTS AND RAISES 2008 FULL YEAR GUIDANCE

HOUSTON, TX, May 8, 2008 — Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter ended March 31, 2008 and raised its full year guidance for 2008.   The Company’s earnings conference call will be held today at 11:00 a.m. EDT.

First Quarter Results

Revenue for the quarter ended March 31, 2008 totaled $456.4 million, compared with revenue of $408.9 million for the quarter ended March 31, 2007.   The increase in total revenue from the quarter ended March 31, 2007 compared to the quarter ended March 31, 2008 resulted from acquisitions made during the December 2007 quarter, record performance within our pressure pumping segment, and growth from both the Company’s Mexico and cased-hole wireline operations.  Net income and earnings per diluted share for the current quarter were $34.5 million and $0.27 respectively compared to $52.2 million and $0.39 in the first quarter of 2007.

The consolidated gross margin for the Company totaled 38.3% for the March 2008 quarter, compared to 42.4% for the March 2007 quarter.  Consolidated gross margins are expected to improve modestly as the Company exits the seasonally slow March quarter.  Adjusted EBITDA for the March 2008 quarter totaled $107.1 million, compared to $121.3 million for the March 2007 quarter (see reconciliation of net income to Adjusted EBITDA below).

Commenting on the quarterly results, Dick Alario, Chairman and CEO, stated, “While the first quarter revenue represents another quarterly record, the quarterly net income results were slightly lower than our guidance range. Our revenues and net income were substantially impacted by unexpected weakness in the Southeastern market, especially in the barge rig segment of the market.  However, our strategic acquisitions completed in the third and fourth quarters of 2007 have more than offset the declines we expected to see in activity levels from increases in market capacity for the first quarter of 2008.  Additionally, we had a spike in G&A expenses in the first quarter resulting, in part, from increased audit fees and an increase of legal reserves.  Overall I am encouraged by the improvement in our rig and trucking hours, which are up from the fourth quarter of 2007.  Rig hours in the first quarter were up 7.3%.

Our utilization rates in the Louisiana barge rig market improved in April.  In fact, we saw activity pick up in the Southeastern market and had seven of our eight barges utilized for most of the month.  The onshore segment in the region has improved as well, and our backlog there is building.  Finally, preliminary indications are that company-wide activity levels are improving.”

Quarterly operational activity data is provided in the table below.

	For the quarter ending
	March 31, 2008	December 31, 2007	March 31, 2007
Rig Hours	659,462	614,444	625,748
Trucking Hours	585,040	583,191	571,777

Full Year 2008 Guidance

Mr. Alario continued, “Based on historical precedent, the current level of high oil and natural gas prices should result in our customers increasing their capital spending budgets this year, and we believe this will drive demand for our services higher.  Our 2008 activity levels and financial performance are also expected to increase as a result of the Western Drilling acquisition, which we completed at the beginning of April, and we expect to see activity improve in our Mexico operations as our incremental equipment is deployed. Taking into account our first quarter results, the incremental contribution from the Western acquisition and our expectation that activity levels will improve, we currently estimate that revenue for 2008 will total between $1.85 billion and $1.90 billion compared to our previous revenue guidance of $1.75 billion and $1.85 billion.

We also estimate that our earnings per diluted share will total between $1.32 and $1.45 per share compared to our previous guidance of $1.22 to $1.40 per share.  Despite higher than anticipated G&A costs in the first quarter, we expect that these costs should come in below 13% of revenue for the full year.  Our outlook does not assume any improvement in pricing; however, should commodity prices remain at the current record levels and industry capacity additions continue to moderate, we believe that pricing in certain markets within our well service segment could improve in the second half of the year.”

Share Repurchase Program

Since the inception of the Company’s share repurchase program in November 2007, through April 30, 2008, the Company has repurchased approximately 8.5 million shares of its common stock, with a total investment of approximately $111.9 million.  During the first quarter of 2008, the Company repurchased approximately 5.2 million shares at a total cost of $65.3 million.  As of April 30, 2008, we had 125,298,014 shares issued and outstanding.  The Company is authorized to repurchase up to $300.0 million of its common stock on or before March 31, 2009.

Commenting on the share repurchase program, Bill Austin, Chief Financial Officer, stated, “In light of our expectation that Key’s financial performance will improve during the year, we now anticipate that we will repurchase between $175 million to $225 million of our common shares in 2008, subject to market conditions and other factors.  To date all of our repurchases have been funded from operating cash flow.  We continue to view this program as an excellent way to return capital to our shareholders and we are pleased that we have the financial strength to make these investments.”

Conference Call

The Company will hold an investor conference call today at 11:00 am EDT. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available this afternoon beginning at 3:00 pm EDT and will be available for one week. To access the replay, please call (800) 642-1687.  The access code for the replay is 41635733.

	Three Months Ended March 31,
	(Unaudited)
(Thousands, except per share data)	2008	2007

REVENUES:
Well servicing	$348,878	$311,160
Pressure pumping	81,852	74,077
Fishing and rental	25,669	23,682
TOTAL REVENUES	456,399	408,919

COSTS AND EXPENSES:
Well servicing	211,751	175,529
Pressure pumping	53,779	46,533
Fishing and rental	16,111	13,451
Depreciation and amortization	39,976	29,614
General and administrative	67,732	52,064
Interest expense, net of amounts capitalized	10,040	9,348
(Gain) loss on sale of assets, net	(266)	250
Interest income	(508)	(1,940)
Other expense (income), net	877	(624)

TOTAL COSTS AND EXPENSES, NET	399,492	324,225
Income before income taxes	56,907	84,694
Income tax expense	(22,457)	(32,504)
Minority interest	34	—

NET INCOME	$34,484	$52,190

EARNINGS PER SHARE:
Net income
Basic	$0.27	$0.40
Diluted	$0.27	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	127,966	131,629
Diluted	129,307	133,915

	March 31, 2008	December 31, 2007
Select Balance Sheet Data:	(In thousands – Unaudited)	(In thousands –Unaudited)

Current Assets:
Cash and cash equivalents	$29,871	$58,503
Short term investments	270	276
Accounts receivable, net of allowance for doubtful accounts	355,327	343,408
Other current assets	75,322	85,678
TOTAL CURRENT ASSETS	$460,790	$487,865

Current Liabilities:
Accounts payable	$20,594	$35,159
Accrued liabilities and accrued interest	201,052	187,259
Current portion of long-term debt and capital lease obligations	11,613	12,379
TOTAL CURRENT LIABILITIES	$233,259	$234,797

Long-term debt, less current portion	$475,000	$475,000
Capital lease obligations, less current portion	15,105	16,114
Notes payable - related parties, less current portion	20,500	20,500
Non-current accrued expenses	221,688	223,417
Minority interest	207	251
Stockholder’s Equity	$861,047	$888,998

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007
Select Cash Flow Data:	(In thousands – Unaudited)	(In thousands – Unaudited)

Net cash provided by operating activities	$70,311	$86,850
Net cash used in investing activities	(30,366)	(110,552)
Net cash used in financing activities	(68,235)	(3,591)
Effect of exchange rates on cash	(342)	(370)
Net decrease in cash and cash equivalents	(28,632)	(27,663)
Cash and cash equivalents, beginning of period	58,503	88,375
Cash and cash equivalents, end of period	$29,871	$60,712
Marketable securities	$270	$126,182

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

SUPPLEMENTAL DATA	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDA	March 31,
(In thousands - Unaudited)	2008	2007

Net Income	$34,484	$52,190
Income tax expense	22,457	32,504
(Gain) loss on sale of assets	(266)	250
Other expense (income), net	877	(624)
Interest income	(508)	(1,940)
Interest expense, net of amounts capitalized	10,040	9,348
Depreciation and amortization expense	39,976	29,614
Adjusted EBITDA	$107,060	$121,342

“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, other expense (income), net, losses on early extinguishment of debt and (gains) losses on sale of assets.  Management does not include loss on early extinguishment of debt, foreign currency transaction (gains) losses, (gain) loss on sale of assets and other expense (income), net, in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of our core operations.  Other expense (income), net generally represents our minority investment in IROC Energy Services, Corp. and foreign currency transaction gains and losses.  As a minority shareholder in IROC, we cannot directly impact the performance of that investment.  Further, management believes that most investors exclude (gain) loss on sale of assets, net from customary EBITDA calculations as that item is often viewed as non-recurring and not reflective of ongoing financial performance.  Loss on early extinguishment of debt is a non cash charge consisting of write-offs of deferred debt issue costs that resulted from the refinancing of the Company’s long-term indebtedness; management believes it should be treated the same as interest in calculating Adjusted EBITDA.  No loss on early extinguishment of debt was recorded in the periods presented above.

Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•The ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•Our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies.  Limitations to using Adjusted EBITDA as an analytical tool include:

•Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•Adjusted EBITDA does not reflect income taxes;

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Certain statements contained in this news release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company’s actual results may differ from those set forth in the Company’s forecasts, which are based on various assumptions that  are subject to significant uncertainties; risks that the Company will be unable to complete its capital investment plan, including that it will be unable to identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain prices, or implement and maintain price increases, the impact of new rigs coming into the market and weather risk; the risk of changes in interest rates which could affect interest expense; and risks that the Company will be unable to achieve financial targets or cost reductions; factors affecting the Company’s stock repurchase program, including, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, availability under the Company’s revolving credit facility; and general economic conditions; and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Readers should also refer to the section entitled “Risk Factors” in the 2007 Annual Report on Form 10-K filed February 29, 2008 for a discussion of risks to which the Company is subject. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.